UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 17, 2012

HEMISPHERX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

___________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 below.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2012, the Company’s Board of Directors (“Board”) approved the recommendation of the Compensation Committee for the issuance of options to purchase 30,000 shares to Dr. Ralph C. Cavalli, Vice President, Quality Control; 20,000 shares to Victoria Scott, Associate Director, Quality Control; and 10,000 shares to Diane Young, Clinical Project Manager, in appreciation of their continued effort related to the Ampligen® NDA. The Options granted to each of these employees will have an exercise price of $0.85, 110% of the closing price of the Company’s Common Stock on the NYSE MKT as of September 17, 2012, vest one year after issuance, contain a cashless exercise provision, have a ten year term and to be issued from the Company’s 2009 Equity Incentive Plan.

Effective January 1, 2009, the Board had established a Bonus Pool (the “Pool”) compensation program as an element of 2009’s Employee Wage Or Hours Reduction Program in the event of FDA Approval (“Approval”) of Ampligen®. Pursuant to the Pool, a bonus will be awarded to each employee of record at January 1, 2009 at a pretax sum of 30% in wages, calculated on his or her base salary per annum compensation at the time of the Approval and awarded within three months of Approval. Participants who terminate their employment prior to the Approval will not qualify for this bonus.

On September 17, 2012, the Board approved the recommendation of the Compensation Committee to amend the Pool to authorize a discretionary bonus for current employees and independent contractors who are not presently covered by the Pool. Pursuant to this amendment, the following Executive Officers will be covered: Thomas K. Equels (General Counsel), Robert Dickey IV (Senior Vice President) and Dr. Ralph C. Cavalli.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

September 21, 2012	By:	/s/ William A. Carter
William A. Carter M.D.,
Chief Executive Officer

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